EXHIBIT 11



                      FIRST KEYSTONE CORPORATION
               COMPUTATION OF EARNINGS PER COMMON SHARE



                          Year Ended December 31,

(Dollars in Thousands)
                                                2002              2001

Primary
Net Income                                      $   6,587          $   5,433
 Shares
  Weighted average number of
    common shares outstanding                   2,972,210          2,975,180
  Adjustments - increases or
    decreases                                        None               None
  Weighted average number of
    common shares outstanding
    as adjusted                                 2,972,210          2,975,180

  Basic earnings per common
    share                                       $    2.22          $    1.83


Assuming full dilution
Net Income                                      $   6,587          $   5,433

 Shares
  Weighted average number of
   common shares outstanding                    2,972,210          2,975,180
  Adjustments - increases or
   decreases                                        2,541               None
  Weighted average number of
   common shares outstanding
   as adjusted                                  2,974,751          2,975,180
  Earnings per common share
   assuming full dilution                       $    2.21          $    1.83




                          Year Ended December 31,

(Dollars in Thousands)
                                                2000

Primary
Net Income                                      $   5,208
 Shares
  Weighted average number of
    common shares outstanding                   2,975,180
  Adjustments - increases or
    decreases                                        None
  Weighted average number of
    common shares outstanding
    as adjusted                                 2,975,180

  Basic earnings per common
    share                                       $    1.75


Assuming full dilution
Net Income                                      $   5,208

 Shares
  Weighted average number of
   common shares outstanding                    2,975,180
  Adjustments - increases or
   decreases                                         None
  Weighted average number of
   common shares outstanding
   as adjusted                                  2,975,180
  Earnings per common share
   assuming full dilution                       $    1.75




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

                                                   EXHIBIT 11

SUMMARY OF SELECTED FINANCIAL DATA


(Amounts in thousands, except per share)

  2002                                2001           2000
  ____                                ____           ____

SUMMARY OF OPERATIONS
Interest income                        $ 25,862       $ 26,836       $ 25,650
Interest expense                         11,342         14,465         13,995
  Net interest income                    14,520         12,371         11,655
Provision for loan losses                   550            610            425
Investment securities
  gains (losses)                             29            278            113
Net income                                6,587          5,433          5,208



PER COMMON SHARE
Net income                            $   2.22        $   1.83       $   1.75
Cash dividends                             .85             .77            .73



BALANCE SHEET DATA
Assets                                 $439,526       $393,472       $360,342
Investment securities                   215,755        184,107        156,438
Net loans                               198,343        195,302        187,969
Deposits                                330,745        294,681        271,473
Stockholders' equity                     49,096         39,696         36,658



PERFORMANCE RATIOS
Return on average assets                  1.59%          1.41%          1.52%
Return on average equity                 14.93%         13.85%         16.55%
Dividend payout ratio                    38.33%         42.24%         41.90%
Average equity to average
  assets ratio                           10.66%         10.16%          9.20%



  1999                                1998
  ____                                ____

SUMMARY OF OPERATIONS
Interest income                        $ 23,172       $ 20,703
Interest expense                         11,888         10,329
  Net interest income                    11,284         10,374
Provision for loan losses                   325            275
Investment securities
  gains (losses)                            124            179
Net income                                5,160          4,888



PER COMMON SHARE
Net income                            $   1.71         $  1.59
Cash dividends                             .67             .56



BALANCE SHEET DATA
Assets                                 $333,516       $303,028
Investment securities                   135,031        130,686
Net loans                               182,631        159,112
Deposits                                244,680        247,092
Stockholders' equity                     29,358         33,753



PERFORMANCE RATIOS
Return on average assets                  1.58%          1.72%
Return on average equity                 16.12%         14.68%
Dividend payout ratio                    38.72%         35.32%
Average equity to average
  assets ratio                            9.78%         11.72%




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